MULTIPLE CLASS PLAN

                               THE OLSTEIN FUNDS

This Multiple Class Plan (the "Plan") has been adopted by a majority of the Board of Trustees of the Olstein Funds (the "Investment Company") on behalf of its series, the Olstein Financial Alert Fund (the "Fund"). The Board has determined that the Plan including the expense allocation, is in the best interests of each class of the Fund and the Investment Company as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares ("Shares") for the Fund.

     1. The Fund shall offer two classes of Shares, to be known as Class C Shares and Adviser Class Shares.

     2. Neither the Class C Shares nor the Adviser Class Shares shall carry a front-end sales charge.

     3. Class C Shares shall be subject to a contingent deferred sales charge ("CDSC") with the following CDSC schedule: (a) Class C Shares redeemed within the first year of their purchase shall be assessed a CDSC of 2.50% of the original purchase price of the redeemed Shares; (b) Class C Shares redeemed during the second year following purchase shall be assessed a CDSC of 1.25% of the original purchase price of the redeemed Shares; and (c) there is no CDSC for Shares redeemed more than two years after purchase. The CDSC is waived in certain circumstances described in the Fund's prospectus.

          Adviser Class Shares shall not be subject to a CDSC, however, such Shares are subject to a contingent redemption fee of 1.00% payable to the Fund if Shares are redeemed within one year of purchase. The redemption fee is not a sales charge.

     4. The distribution plans adopted by the Investment Company pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Rule 12b-1 Plan") associated with the Class C and Adviser Class Shares may be used to pay Olstein & Associates, L.P. (the "Distributor"), or others to assist in the promotion and distribution of Class C or Adviser Class Shares. Payments made under the Rule 12b-1 Plans may be used for, among other things, the printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements and other distribution-related expenses, including a prorated portion of the Distributor's overhead expenses attributable to the distribution of shares of the Class C or Adviser Class Shares. Payments made under the Rule 12b-1 Plans may also be used to pay dealers or others for, among other things, furnishing personal services and maintaining customer accounts and records, or as service fees as defined under NASD rules. Agreements for the payment of fees to others shall be in a form which has been approved from time to time by the trustees, including the non-interested trustees.

          The Rule 12b-1 Plans shall operate in accordance with Rule 2830(d) of the Conduct Rules of the National Association of Securities Dealers, Inc.

     5. Differences in expenses as between Class C Shares and Adviser Class Shares shall relate to differences in the Rule 12b-1 plan expenses of each class, as described in each class' Rule 12b-1 Plan. In addition, the Fund reserves the right, subject to approval by the Board of Trustees, to allocate fees and expenses of the following nature to a particular class of Shares of the Fund (to the extent that such fees and expenses actually vary among each class of Shares or vary by types of services provided to each class of Shares of the
Fund):

          (a)  transfer agency and other recordkeeping costs;
          (b) Securities and Exchange Commission and blue sky registration or qualification fees;
          (c) printing and postage expenses related to printing and distributing class specific materials, such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class of Shares;
          (d) audit or accounting fees or expenses relating solely to such class;
          (e) the expenses of administrative personnel and services as requires to support the shareholders of such class;
          (f) litigation or other legal expenses relating solely to such class of Shares;
          (g) Trustees' fees and expenses incurred as a result of issues relating solely to such class of Shares; and
          (h) other expenses subsequently identified and determined to be properly allocated to such class of Shares.

     Except for any expenses that are allocated to a particular class as described above, all expenses incurred by the Fund will be allocated to each class of Shares of the Fund on the basis of the net asset value of each such class in relation to the net asset value of the Fund.

     6. Income and realized and unrealized capital gains and losses of the Fund will be allocated to each class of Shares on the basis of the net asset value of each such class in relation to the net asset value of the Fund.

     7. There shall be no conversion features associated with Class C Shares and Adviser Class Shares.

     8. Each class will vote separately with respect to any Rule 12b-1 Plan related to that class.

     9. On an ongoing basis, the Investment Company's trustees, pursuant to their fiduciary responsibilities under the Investment Company Act of 1940, as amended, and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the two classes of Shares. The trustees, including a majority of the independent trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Olstein & Associates, L.P. shall be responsible for alerting the Board of any material conflicts that arise.

     10. All material amendments to this Plan must be approved by a majority of the trustees, including a majority of the trustees who are not interested persons of the Fund.